UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 27, 2021

SeaWorld Entertainment, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-35883	27-1220297
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6240 Sea Harbor Drive, Orlando, Florida		32821
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (407) 226-5011

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SEAS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Operating Officer

On June 28, 2021, SeaWorld Entertainment, Inc. (the “Company”) announced the appointment of Mr. Thomas Iven as Chief Operating Officer of the Company effective immediately.

Pursuant to his employment offer letter, Mr. Iven will receive an annual base salary of $300,000;  (ii) an annual bonus opportunity with a target amount equal to 80% of his base salary (which, for fiscal year 2021, will be pro-rated), with 50% payable in cash and 50% payable in fully vested Company common stock consistent with the terms and conditions of the Company’s 2021 annual bonus plan; (iii) a long-term incentive opportunity with a target amount equal to 150% of his base salary (which will begin with the 2022 long-term incentive period).  In addition, Mr. Iven will receive (i) a one-time grant of non-qualified stock options in respect of a number of shares of the Company’s common stock equal to $500,000 divided by the price of the Company’s common stock on the date of grant and an exercise price equal to the closing price of the Company’s common stock on the New York Stock Exchange on the date of grant which will vest in three equal annual installments over the first three anniversaries of the date of grant; (ii) a one-time grant of restricted stock units with a value on the grant date equal to $500,000 which will vest in three equal annual installments over the first three anniversaries of the date of grant; (iii) a one-time grant of performance stock units under the Company’s 2021 long-term incentive plan with a value on the grant date (using the price of the Company’s common stock) equal to $1,250,000 which will vest subject to the achievement of certain performance goals during the 2021-2023 calendar years (or, extended through the end of the 2024 calendar year, as applicable), subject to Mr. Iven’s continued employment by the Company on the date of the applicable final determination.  Mr. Iven will also participate in the Company's Key Employee Severance Plan.

Prior to joining the Company, Mr. Iven, 62, served as Senior Vice President of Park Operations for Six Flags Entertainment Corp. He was responsible for the management of all of Six Flags' parks and properties. Mr. Iven began his career at Six Flags in 1976 as a seasonal employee and became a full-time employee in 1981. He held a number of management positions within several parks including Six Flags Magic Mountain and Six Flags Over Texas before being named General Manager of Six Flags St. Louis in 1998. In 2001, Mr. Iven was promoted to Executive Vice President, Western Region, comprised of 17 parks, a post he held until 2006 when he was named Senior Vice President. From 2010 until 2014, Mr. Iven was the Senior Vice President, Park Operations and was responsible for the management of Six Flags' parks in the Western region as well as the oversight of engineering, maintenance and operating efficiency programs for all Six Flags parks. Mr. Iven holds a B.S. degree from Missouri State University.

There are no arrangements or understandings between Mr. Iven and any other persons pursuant to which Mr. Iven was elected to serve as Chief Operating Officer. There are no family relationships between Mr. Iven and any director or executive officer of the Company and there are no transactions between Mr. Iven and the Company that would be required to be disclosed pursuant to Item 401(a) of Regulation S-K.

Former Chief Operating Officer

Mr. Walter Bogumil’s employment as COO terminated effective June 27, 2021.

Mr. Bogumil is subject to various restrictive covenants as outlined in his equity award agreements and, under certain circumstances, may be eligible for certain benefits as outlined in the Company’s Key Employee Severance Plan, as amended.

Item 7.01 Regulation FD Disclosure.

A press release announcing the appointment of Mr. Iven as Chief Operating Officer is furnished as Exhibit 99.1 hereto and incorporated herein by reference.

Item 9.01Financial Statements and Exhibits.

(d)Exhibits

Exhibit No.	Description

99.1	Press release dated June 28, 2021
104	Cover page interactive data filed (embedded within the Inline XBRL document).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SEAWORLD ENTERTAINMENT, INC.

Date: June 28, 2021	By:	/s/ G. Anthony (Tony) Taylor
	Name:	G. Anthony (Tony) Taylor
	Title:	Chief Legal Officer, General Counsel and Corporate Secretary